Exhibit 16.1

Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 United States of America	April 12, 2018

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 12, 2018 of Oxford Immunotec Global PLC (the “Company”) and are in agreement with the statements contained in the Item 4.01 Changes in Registrant’s Certifying Accountant, section (a) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours sincerely,

/s/ Ernst & Young LLP

Reading, United Kingdom